Exhibit 10.4

Catalent Pharma Solutions
14 Schoolhouse Road
Somerset, NJ 08873
T 732 537 6200
F 732 537 6252
www.catalent.com

August 25, 2009

Mr. William Downie

[Home Address]

Dear Will:

Congratulations on your offer of employment! Catalent is the leading provider of pharmaceutical development services, drug-delivery technologies, manufacturing and packaging services to the global pharmaceutical and biotechnology industry. We take great pride in hiring executives who have talent, drive and commitment, and we are extremely delighted to have you join our team.

Attached is important information about our organization, your individual position, benefits and rewards. I encourage you to review all materials thoroughly.

I am pleased to confirm in writing our offer of employment to you. The major provisions of your offer are:

1.	Position: Your position is Group President, Sterile Technologies and Global Sales & Marketing reporting directly to myself.

2.	Work Location: Your initial work location will be Swindon, U.K.

3.	Pay: Your annual base salary will be 245,000 British Pounds and paid monthly.

4.	Sign-On Bonus: You will receive a sign-on bonus of 125,000 GBP to be paid within 30 days from the start of your employment. Please note all applicable taxes and withholdings will apply to this bonus payment. If you voluntarily terminate employment with Catalent or if you are terminated for “Cause” (as defined in the 2007 PTS Holdings Corp. Nonqualified Stock Option Agreement) within twelve (12) months of your start date, you will be obligated to repay Catalent the full amount of the sign-on bonus.

5.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Catalent.

6.	Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a.	You will be eligible for participation in our short-term incentive plan, which we call our Management Incentive Plan (MIP). Your target incentive for fiscal year 2010 (July 1, 2009 - June 30, 2010) will be 75% of your annual base salary. For fiscal year 2010 you will be eligible for a full-year incentive and 50% of your target incentive will be guaranteed. Annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives. This will be explained to you in more detail when you come on board, but I am happy to answer any questions you may have in the interim.

b.	You will be eligible to participate in U.K. health benefits commensurate with your position, including private health insurance for you and your family. You will receive more information regarding these benefits upon joining Catalent.

c.	You will be eligible to receive a car and fuel allowance of 13,000 British Pounds per annum. This allowance is not pension eligible earnings and will be paid to you monthly along with your salary.

d.	You will be eligible to join the Catalent Pharma Solutions Group Personal Pension Plan (details enclosed).

e.	We will recommend to the Board of Directors of PTS Holdings Corp. (parent entity of Catalent) that you be awarded stock options to acquire 3,000 shares of common stock of PTS Holdings Corp. with an exercise price per share equal to the Fair Market Value on the date of grant (as such term is defined in me Equity Documents). The grant of your award will be subject to your investment of $225,000 in cash to purchase shares of common stock of PTS Holdings Corp. at a per share purchase price equal to the Fair Market Value: $75,000 of which will be invested within 30 days of the grant date of your options and the remaining portion to be invested following the payment of the MIP bonus (as applicable)associated with the next two fiscal years and per the following amounts: FY2010 ($75,000) and FY2011 ($75,000). (The payment of MIP (as applicable) has historically occurred the beginning of September.)

The grant of your award is also subject to the approval of the Board of Directors of PTS Holdings Corp. and the date of the grant will be the date the Board of Directors approves your award. The timing of the approval of your recommended grant is dependent on your acceptance and start date. The complete terms and conditions of this equity award, including vesting provisions and restrictive covenants such as a non-compete, will be communicated to you as part of the Equity Documents that you will receive, pending approval of the award. Equity Documents as used herein is defined as the PTS Holdings Corp. Management Equity Subscription Agreement, PTS Holdings Corp. Securityholders Agreement, 2007 PTS Holdings Corp. Stock lncentive Plan, and the Non-Qualified Stock Option Agreement to the 2007 PTS Holdings Corp. Stock Incentive Plan.

7.	Severance: A separate severance agreement Letter is being prepared that will provide to you severance equal to your annual base salary and MIP target bonus, subject to the terms of the agreement.

8.	Relocation: You will be eligible to participate in Catalent’s relocation program; the specific terms of which will be provided to you under separate cover.

9.	Paid Time Off: Upon joining Catalent you will be entitled to twenty-four (24) of paid holidays consistent with similarly situated executives in the U.K. The details of each program will be provided to you under separate cover.

10.	Conditions of Offer: This offer is subject to a satisfactory medical report. Please complete the enclosed Medical Questionnaire and return it to AXA PPP in the envelope provided.

11.	Terms and Conditions of Employment: Enclosed are your Terms and Conditions of Employment, which you should read carefully.

12.	Confidentiality: Catalent does not hire people for the purpose of acquiring their current or former employer’s trade secrets, intellectual property, or other confidential or proprietary information, and Catalent does not want access to any materials containing such information. Consequently, any documents, computer discs, etc. containing any such information should be returned to your current or former employer, and in no case may such information be brought to, or used, at Catalent. By signing this offer letter, you hereby represent to Catalent that the performance by you of your duties hereunder will not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.

13.	Ethics: As a company founded on a core set of values, we ask you to review the attached Standards of Business Conduct and be prepared to sign a letter of compliance.

14.	Orientation: We will prepare for you an on-boarding plan commensurate for your level and position.

15.	Start Date: Your first day of employment is to be mutually agreed upon. Please advise us of a start date upon signature of this letter. On your first day of employment, please bring with you proof of your eligibility to work in the U.K. and the necessary identification to fill out your new hire paperwork.

Please fax a signed copy of this offer letter.

If you have any questions, please feel free to call me or Harry Weininger, SVP-Human Resources.

Sincerely,

/s/ John Chiminski
John Chiminski
President and Chief Executive Officer
Catalent Pharma Solutions, Inc.

Enclosures

cc: H. Weininger

I accept the above offer of employment:

/s/ Will Downie
Will Downie